Insider Trading Policy

Exhibit 19.1

Department / Group:	Compliance & Integrity	Version:	1.4
Category:	Policy	Version Date:	9/16/2026
Owner:	CHS Legal Departments	Approver:	Compliance & Integrity and CHS Legal Department
Storage location:	CHS Source > Our Company > Policies

Purpose
The purpose of this Insider Trading Policy is to require all CHS Board members, officers, employees, and others to comply with all applicable laws, rules, and regulations relating to insider trading, misuse of Material Non-Public Information, and improper trading based on Confidential CHS Information. Federal law prohibits employees and others from buying or selling Securities based on Material Non-Public Information that could affect the prices of the Securities. Additionally, federal commodities law, including the Commodity Exchange Act and CFTC Rule 180.1 prohibit Prediction Market Activity on the basis of Material Non-Public Information or misappropriated Confidential CHS Information. This Policy addresses risks arising from both traditional securities trading and trading on Prediction markets.

Scope
The scope of this policy includes CHS Personnel engaged in buying, selling or offering to buy or sell, or otherwise participating in transactions involving Securities or Prediction Market Activity where the transaction or activity relates to CHS, any other company, commodities or markets in which CHS participates, CHS customers, suppliers, counterparties or information obtained through the individual’s role with CHS.

Audience
This policy applies to all CHS Personnel.

I.Requirements
a.Material Non-Public Information:
i.CHS Personnel must not use Material Non-Public Information about CHS or any other company to buy or sell Securities or to engage in Prediction Market Activity.
ii.Designated CHS Personnel (defined below and intended to include those who have positions which provide general access to CHS Material Non-Public Information) are prohibited from trading in CHS Securities unless in a prescribed Trading Window.
iii.CHS Personnel who have knowledge of CHS Material Non-Public Information are prohibited from trading in CHS Securities even during a Trading Window.
iv.Even after information has been made public by CHS, CHS Personnel must wait until the close of trading on the third trading day after the information was publicly disclosed before they can treat the information as available to the public.

Internal-Use to CHS Inc. Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy
b.Trading Windows:
i.The Trading Window is determined by the Legal Department and generally begins at the close of trading on the third trading day following an earnings release with respect to CHS’s preceding fiscal period and ends at the close of trading on the earlier of (A) two weeks after the opening of the Trading Window and (B) two weeks prior to the end of the fiscal quarter. Prior notice will be provided to Designated CHS Personnel via email notification or on the CHS intranet site.
ii.No trading is permitted outside the Trading Window by Designated CHS Personnel for reasons of personal hardship or otherwise justifiable for independent reasons, unless subject to prior review and clearance by the Legal Department.
iii.Even if a transaction would occur during the Trading Window, CHS Personnel may not buy or sell or offer to buy or sell, CHS Securities at any time when any such individual possesses CHS Material Non-Public Information.
iv.CHS reserves the right to close the Trading Window prior to its scheduled close. Notice of any such closing of a Trading Window prior to its scheduled close will be provided by the Legal Department.
v.No CHS Personnel who are subject to requirements of Section 16 may buy or sell or offer to buy or sell, CHS Securities during the Trading Window until:
1.The person trading has notified the Legal Department in writing of the amount and nature of the proposed trade; and
2.The person trading has certified to the Legal Department in writing no earlier than two (2) business days prior to the proposed trade that (i) he or she is not aware of CHS Material Non-Public Information and (ii) the proposed trade does not violate the trading restrictions of Section 16 or Rule 144 of the Securities Act of 1933, as amended.
vi.During any period outside a Trading Window, Designated CHS Personnel must not engage in any Prediction Market Activity that could reasonably be viewed as a substitute for, or the economic equivalent of, trading in CHS Securities.
c.If any doubt exists as to whether information is material, confidential or has been released to the public, CHS Personnel must contact the Legal Department for guidance.
d.In addition to the foregoing general rules, Designated CHS Personnel must first consult and receive the pre-approval of the Legal Department before buying, selling, or otherwise making any transfer, gift, pledge, or loan of CHS Securities, even during a Trading Window. Unless revoked, such pre-approval will normally remain valid during the applicable Trading Window. If the transaction does not occur during the applicable Trading Window, pre-approval of the transaction must be re-obtained.
e.Speculative Trading:
i.CHS Personnel are not permitted to:
1.Purchase CHS’s Securities On Margin or to hold them in a Margin Account;
2.Engage in a Short Sale of CHS Securities;
3.Trade in Put Options, Call Options, or other options on CHS Securities
f.Prediction Market Activity
i.CHS Personnel must not, directly or indirectly, use Material Non-Public Information or Confidential CHS Information to trade, place wagers, enter into event contracts or otherwise participate in any Prediction Market. The prohibition applies regardless of whether the relevant contract or transaction is characterized as a security, commodity interest, swap, derivative, wager, event contract or other financial or non-financial instrument.
ii.CHS Personnel are prohibited from trading, wagering on, or otherwise participating in any CHS-Specific Event Contract. This prohibition applies regardless of whether the CHS Personnel possesses Material Non-Public Information or Confidential CHS Information at the time of the trade.
iii.General Commodity and Market-Level Event Contracts. Prediction Market contracts or event contracts that reference general commodity prices, broad market indices, weather events,

Internal-Use to CHS Inc. Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy
macroeconomic indicators, government policy decisions of general applicability, or other market-level outcomes that are not specific to CHS are not subject to the absolute prohibition in subsection (ii) above, provided that: (A) such activity does not involve the use of Material Non-Public Information or Confidential CHS Information; (B) any Outside Trading Account used for such activity has been disclosed and approved in accordance with the CHS Conflicts of Interest Policy; (C) the activity does not constitute speculative trading prohibited under the CHS Conflicts of Interest Policy; and (D) the activity does not otherwise violate this Policy or any applicable law. CHS Personnel with questions about whether a particular event contract falls within this subsection should consult the Legal Department before trading.
iv.CHS Personnel must not, directly or indirectly, attempt to influence, manipulate, delay, accelerate, or otherwise affect the outcome of any event that is the subject of a Prediction Market contract in which such CHS Personnel, or any person acting on their behalf, holds or intends to hold a financial position. This prohibition includes, without limitation, influencing the timing of product launches, regulatory submissions, public announcements, operational decisions, transactions, personnel actions, or any other corporate event.
g.Tipping Information to Others:
i.CHS Personnel must not pass Material Non-Public Information or Confidential CHS Information on to others (i.e. relatives, friends, neighbors, etc.).
ii.CHS Personnel must not tell or “tip off” others about Material Non-Public Information or Confidential CHS Information, including where the information may be used for Prediction Market Activity.
iii.The prohibitions in this section apply regardless of whether the CHS Personnel receives any benefit, financial or otherwise, in exchange for the disclosure.
iv.CHS Personnel must not circumvent this Policy by directing, suggesting, or facilitating Prediction Market Activity through any intermediary, including but not limited to family members, household members, trusts, partnerships, corporations, or other entities or accounts over which the CHS Personnel exercises direct or indirect influence or from which the CHS Personnel derives a financial benefit.
v.CHS Personnel are presumed to have an indirect interest in Prediction Market Activity conducted by Household Members and by accounts or entities they control or over which they exercise investment discretion.
h.Monitoring and Surveillance:
i.CHS reserves the right to monitor, audit, and investigate compliance with this Policy, including by requesting disclosure of Prediction Market accounts, transaction records, account statements, and related documentation from CHS Personnel.
ii.CHS Personnel must, upon request by the Legal Department or Compliance & Integrity, promptly provide complete and accurate information regarding any Prediction Market accounts held or controlled by such CHS Personnel or members of their household, including account opening documentation, transaction histories, and current positions.
iii.Failure to disclose a Prediction Market account or to provide requested documentation when asked constitutes a violation of this Policy.
iv.CHS may utilize automated surveillance tools, data analytics, or other monitoring technologies to detect potential violations of this Policy, and CHS Personnel consent to such monitoring as a condition of employment or service.
i.Special Requirements for 10b5-1 Plans:
i.All 10b5-1 Plans must be reviewed and approved by Compliance & Integrity and CHS Legal Department prior to entering into or amending such 10b5-1 Plan.
ii.CHS Personnel may not adopt multiple 10b5-1 Plans (other than sell-to-cover plans) without approval from Compliance & Integrity and the Legal Department.
iii.CHS Personnel (specifically CHS corporate officers and Board members) are prohibited from trading in CHS’s securities pursuant to a newly adopted or amended 10b5-1 Plan from the later of

Internal-Use to CHS Inc. Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy
(i) 90 days after adoption or amendment of the 10b5-1 Plan and (ii) two business days after CHS files its financial results for the fiscal quarter in which such 10b5-1 Plan was adopted or modified, CHS Personnel (specifically CHS Personnel that are not CHS officers or directors) are prohibited from trading in CHS’s securities pursuant to a newly adopted or amended 10b5-1 for 30 days after adoption or amendment of the 10b5-1 Plan.
iv.CHS Personnel must provide a certification (form to be provided upon request) to Compliance & Integrity and CHS Legal Department that at the time of entry into a new or modified 10b5-1 Plan that such CHS Personnel is (i) not in possession of CHS Material Non-Public Information and (ii) is entering into or amending such 10b5-1 Plan in good faith and not with the intention of evading securities laws.
v.CHS Personnel must promptly notify Compliance & Integrity and CHS Legal Department of any intention to terminate a previously approved 10b5-1 Plan.
j.Any violation of the procedures set forth in this policy will be regarded as a very serious matter and may result in disciplinary action up to and including termination.

II.Responsibility
This Insider Trading Policy is available to all CHS Personnel employed by, or acting as directors of CHS, via the CHS Policy & Document Center on the intranet site, CHS Source.

III.Contact
a.CHS managers must coordinate with Human Resources, Compliance and Integrity, or Legal in relation to any concerns employees bring forth with respect to matters covered by this Policy.
b.CHS Personnel must reach out to Compliance and Integrity, Legal, or Human Resources if they have questions about any aspect of this Policy.
c.All CHS employees and directors are encouraged to utilize the CHS Helpline to ask a question or report a concern with respect to matters covered by this Policy. The CHS Helpline connects to a third party and provides a secure and confidential method for reporting issues or raising concerns. The Helpline can be accessed by all CHS employees at:
i.U.S. and International employees: www.chsinc.ethicspoint.com or
ii.U.S. and Canada: 888-264-0995
iii.CHS employees outside the U.S. and Canada: Dial your AT&T Direct Access Code. After the tone and the “AT&T” recording, dial 888-264-0995 to report your concern. For questions on this policy contact the CHS stakeholder committee.

IV.Exception
a.Exceptions must be filed in accordance with departmental policy requirements.

V.References and related documents

Name	Description	Location
CHS Corporate Policies	Listing of CHS Corporate Policies	CHS Source > Our Company > Policies

Internal-Use to CHS Inc. Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy

CHS Acceptable Use Policy	Policy governing acceptable use of CHS Technology and Information Resources including prohibition on Prediction Market Activity on company systems	CHS Source> Our Company> Policies>CHS Acceptable Use Policy
CHS Conflicts of Interest Policy	Policy addressing conflicts of interest, including commodity trading, Outside Trading Accounts, and Prediction Market Activity disclosure requirements	CHS Source> Our Company> Policies>CHS Conflicts of Interest Policy

VI.Definitions

Definition	Description
Call Option	An option contract giving the owner the right, but not the obligation, to buy a stock, bond, commodity or other instrument at a specified price within a specific time period.
Career Level	The classification designed by human resources to be given to all officers, employees, and others who represent CHS.
CHS Material Non-Public Information	Material Non-Public Information that relates specifically to CHS, its subsidiaries, business units, partnerships or joint ventures.
CHS Personnel
All directors, officers, employees, and others who represent CHS or who represent any subsidiaries, business units, partnerships, and joint ventures where CHS exercises control of such policies governing such personnel.

CHS Securities	Any Securities issued by CHS Inc., including preferred stock, notes, bonds, and any derivative Securities relating thereto.
CHS-Specific Event Contract
Any Prediction Market contract or event contract whose outcome is specific to CHS, including any contract that references or is contingent upon: (i) CHS's Securities, stock price, or market capitalization; (ii) CHS's earnings, financial results, revenue, or guidance; (iii) mergers, acquisitions, divestitures, joint ventures, or other strategic transactions involving CHS; (iv) leadership changes, including executive appointments, departures, or board composition changes; (v) regulatory actions, investigations, enforcement proceedings, or litigation outcomes involving CHS; (vi) material supply chain disruptions, operational failures, or cybersecurity incidents specific to CHS; or (vii) any other event or outcome uniquely attributable to CHS or over which CHS Personnel could reasonably exercise influence. A contract is "specific to CHS" if its resolution depends primarily on an action, decision, announcement, or condition of CHS rather than on general market, commodity, or macroeconomic conditions.

Confidential CHS Information
Any non-public information relating to CHS’s business, operations, strategies, supply chain, logistics, trading positions, customer relationships, partnerships, contracts, personnel matters, or other business affairs, regardless of whether such information would be considered “material” for purposes of securities laws. This includes information that may be valuable for Prediction Market Activity even if it would not affect the price of CHS Securities.

Internal-Use to CHS Inc. Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy

Designated CHS Personnel
Employees at a Career Level of Director (or more senior), employees within the Finance & Accounting, Legal & Compliance and strategic planning and M&A job functions and members of the CHS Board of Directors.

Household Member	Any person who resides at the same address as CHS Personnel or who is financially dependent upon or interdependent with such CHS Personnel, including a spouse, domestic partner, or dependent child.
Margin Account	A type of brokerage account which allows investors to purchase Securities with borrowed funds, requiring a deposit of cash or assets as collateral to cover the risk on such transactions.
Material Non-Public Information
Any information, positive or negative, including projections and forecasts, is “Material, Non-Public Information” if it has not been made available to the public and a reasonable investor, trader or market participant would want to know before deciding whether to buy, hold, sell or otherwise participate in any Securities or Prediction Market Activity. In other words, any information that could reasonably affect the market price of a Security or the price, probability, payout or outcome of a prediction market contract, event contract or similar instrument that has not been made available to the public is Material Non-Public Information.

On Margin	The purchase of an asset by paying the margin and borrowing the balance from a bank or broker.
Prediction Market
Any market, exchange, platform, application, website, or other venue that permits participants to buy, sell, trade, wager on, or otherwise take a financial position on the occurrence, non-occurrence, timing, probability, value, or outcome of an event or condition. Prediction Markets include forecast markets, information markets, and similar instruments or platforms, whether offered through a CFTC-regulated exchange, a broker, a cryptocurrency or blockchain-based platform, a mobile application, or any other venue. The instruments traded on Prediction Markets include event contracts, binary options, prediction contracts, and similar instruments.

Prediction Market Activity
Opening, maintaining, controlling, influencing, funding, directing, trading through, or benefiting from any Prediction Market account or transaction, including directly or indirectly buying, selling, trading, wagering on, entering into, exiting, or taking a financial position in an event contract or similar instrument.

Put Option	An option contract giving the owner the right, but not the obligation, to sell a stock, bond, commodity or other instrument at a specified price within a specified time period.
Section 16
A rule within the Securities Exchange Act of 1934, as amended that articulates the regulatory filing and other responsibilities that directors, certain officers, and greater than 10% stockholders are legally required to adhere to for companies that have securities registered on a national securities exchange such as Nasdaq of the NYSE.

Securities	Tradable financial assets including, among others, common stock, preferred stock, notes, bonds, options and warrants, as well as all convertible Securities and derivative Securities.
Short Sale	The sale of a security not owned by the seller. Short selling is often motivated by the belief a security’s price will decline, enabling it to be bought back at a lower price to make a profit.
Trading Window	A period of time in which trading of CHS Securities is allowed by Designated CHS Personnel.

Internal-Use to CHS Inc. Please refer to the online policy for the most current version. Printed copies may not be current.

Insider Trading Policy
VII.Document History

Revision	Published Date	Effective Date	Editor(s)	Additions / Modifications
1.0	November 2017	January 2018	Compliance & Integrity, Human Resources	Document written and approved
1.1	December 2019	January 2020	Compliance & Integrity	New Template
1.2	November 2022	October 2022	Compliance & Integrity	Modification to trading window language
1.3	April 2023	April 2023	Legal	Addition of language for Rule 10b5-1 plans and clarification of defined terms
1.4	September 2026	September 2026	Legal and Compliance & Integrity	Addition of language to clarify policy addresses prediction markets.

VIII.Approvals

Date	Approved by
January 2018	Compliance & Integrity and CHS Legal Department
December 2019	Compliance & Integrity
October 2022	Compliance & Integrity and CHS Legal Department
April 2023	Compliance & Integrity and CHS Legal Department
September 2026	Compliance & Integrity and CHS Legal Department

Internal-Use to CHS Inc. Please refer to the online policy for the most current version. Printed copies may not be current.